Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
BIOGEN IDEC INC.
_____________________________________________
Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
_____________________________________________
Biogen Idec Inc. (hereinafter referred to as the “Corporation”), a corporation duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:
FIRST: That at a meeting of the Board of Directors of the Corporation on December 10, 2014, a resolution was duly adopted approving a proposed amendment of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation and declaring said amendment to be advisable. The amendment is as follows:
RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing Article I thereof, so that, as amended, said Article shall be and read as follows:
“ARTICLE I: The name of this corporation is “Biogen Inc.”
SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.
THIRD: The effective date of the amendment shall be March 23, 2015.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name this 23rd day of March, 2015.

BIOGEN IDEC INC.
By: /s/ Susan H. Alexander, Authorized Officer
Name: Susan H. Alexander
Title: Secretary